UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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PECO II, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PECO II, INC.
PROXY STATEMENT SUPPLEMENT
For the
SPECIAL MEETING OF SHAREHOLDERS
To be held on April 15, 2010
     This Proxy Statement Supplement supplements the Proxy Statement, dated March 18, 2010 (the “Proxy Statement”), previously made available to our shareholders in connection with the solicitation by our board of directors of proxies to be voted at a Special Meeting of PECO II, Inc. Shareholders at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, April 15, 2010, at 9:00 a.m. local time, for the following purposes:
1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 18, 2010, by and among PECO II, Inc., Lineage Power Holdings, Inc., a Delaware corporation (“Lineage”), and Lineage Power Ohio Merger Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of Lineage, and the merger.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.
When used in this Proxy Statement Supplement, the terms “Company”, “Our”, and “PECO II” refer to PECO II, Inc.
     The purpose of this Proxy Statement Supplement is to provide additional information about the “Background to the Merger” discussed on pages 18-22 of the Proxy Statement.
     The board of directors preferred the $5.86 all cash offer that it received from Lineage on November 18, 2009 to the all cash offer of that same amount it received from Party D on that same date principally because it believed that Lineage’s offer was more likely to lead to a completed transaction than the offer from Party D. The board of directors based this belief on several considerations, including:
•	Lineage had a demonstrated ability to complete the acquisition of a publicly-traded target company, as evidenced by its acquisition of Cherokee International in November 2008;

•	PECO II had entered into a supply agreement in March 2009 to purchase rectifiers, converters and other key product components from Lineage, and the board of directors therefore believed that the merger was more strategic to Lineage than to Party D;

•	Lineage had the substantial financial backing of the Gores Group and its offer contained no financing contingency, which further supported the view of the board of directors that Lineage would be in a position to close a merger with PECO II on the terms offered by Lineage; and

•	Party D’s prior offers had been more complicated and subject to price adjustments, which led the board of directors to believe that Party D’s offer would more likely be subject to renegotiation prior to the signing of a merger agreement, whether as a result of due diligence or otherwise.
In addition, when Party D’s oral offer of $5.86 per share was received, PECO II was already in the process of negotiating a confidentiality, exclusivity and standstill agreement with Lineage (which Lineage had previously requested as a condition to proceed with due diligence). Lineage was, therefore, further along in the process than Party D. Lineage stated on November 18, 2009 that it would increase its offer from $5.70 per share to $5.86 per share and no further. Accordingly, the board of directors believed that it would risk the loss of Lineage as a merger party if PECO II failed to pursue matters promptly with Lineage. PECO II and Lineage executed the confidentiality, exclusivity and standstill agreement the same day. After being informed by the Company of the foregoing decision by the board of directors, Party D did not then propose to increase its offer.
     During the exclusivity period, from November 18, 2009 to the signing of the merger agreement on February 18, 2010, Party D communicated to PECO II that if the Lineage offer did not result in a definitive merger agreement that Party D was prepared to negotiate a transaction with PECO II based on the terms of its last offer, but Party D did not express any willingness to pay more than $5.86 per share for the Company. During that time, two other parties that had been contacted during the sales process early in 2009 (but not made any offer to acquire the Company) made inquiries about the status of the sale process and requested information. Both of these parties were informed that the Company was under an exclusivity agreement and could not provide the requested information. Neither of those two parties provided any offer for the Company or made any further communications with the Company.
     There are no other additions to any other parts of the Proxy Statement.